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                                                                      EXHIBIT 23


                         Consent of Independent Auditors

The Board of Directors
Markel Corporation

The Administrative Committee
Markel Corporation Retirement Savings Plan:

We consent to incorporation by reference in the registration statement No. 333-61686 on Form S-8 of Markel Corporation of our report dated April 19, 2002, relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

/s/ KPMG LLP

Richmond, Virginia
June 25, 2002